Exhibit 10.68

SEVERANCE AND RELEASE AGREEMENT

THIS SEVERANCE AND RELEASE AGREEMENT (“Agreement”) is between Peter O’Hanley (“Employee”) and AVI BioPharma, Inc. (“Employer”), and is effective on the eighth day after Employee signs this Agreement (“Effective Date”).

The parties to this Agreement wish to set forth clearly the terms and conditions of Employee’s departure from his employment, and in consideration of the mutual covenants set forth herein and for other valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.   Employee will resign his position effective January 9, 2009 (the “Resignation Date”). From October 20, 2008 through November 28, 2008, Employee will devote his full time and attention to his duties for Employer, for which Employee will be paid full-time, regular compensation (less lawful and required deductions) on the Company’s regular pay dates. Beginning December 1, 2008 through and including January 9, 2009, Employer and Employee expect Employee to work no more than two days per week and his salary will be reduced accordingly. Employee’s last date of work shall be no later than January 9, 2009, on which date he will be paid all wages, including any accrued but unused vacation earned through the Resignation date.

2.   Employee understands and agrees that by signing this Agreement, the Employment Agreement between Employee and Employer dated March 22, 2004 (“the Employment Agreement”) is terminated and Employee and Employer mutually agree to waive all rights and benefits contained therein. Employee and Employer agree that their mutual agreement to waive their rights under the Employment Agreement constitutes valuable and sufficient consideration for the promises contained herein. Employee understands and agrees that effective immediately, Employer will be recruiting for a new head of Clinical and Regulatory Affairs, and may, before Employee’s Resignation Date, hire a person to fill that position. Nothing in Employer’s immediate efforts to hire a new head of Clinical and Regulatory Affairs will diminish or alter Employee’s obligations set forth in Paragraph 1 herein; Employee shall devote his best efforts to assist in the smooth and successful transition of knowledge and responsibilities to any new hire in this position. In the event he fails to do so, Employer will have the right to immediately terminate his employment without any further obligation.

3.   After the Effective Date of this Agreement, Employee or his covered dependents may elect to pay for COBRA medical and dental insurance continuation coverage for himself and/or his covered dependents for the time period and under such conditions as are provided by COBRA, and Employee may elect to convert any of his other group insurance coverage to individual policies and self pay for such coverage according to any individual conversion privileges contained in such plans.

4.   Employee shall receive whatever accrued and vested benefits he is entitled to receive under the terms of Employer’s Retirement /401(k) Plan, according to the terms of that Plan and as soon as practicable after the effective date of this Agreement. Employer shall, to the extent reasonably practicable, deliver such benefits to the rollover account Employee designates. Employee may leave his current vested 401(k) benefits in Employer’s Plan; however, Employee may not make any contributions to the 401(k) Plan after the Resignation Date. Contributions will not be made to this Plan on behalf of Employee based on the payments that are made under this Agreement.

5.   No later than the Resignation Date, Employee will return all Employer property in his possession or under his control, including but not limited to keys, credit cards, files, documents, cellular phones, pagers and laptop computers.

6.   If Employee files for unemployment compensation benefits, Employer will inform the Oregon Employment Division that Employee resigned at Employer’s request and Employer will not contest Employee’s eligibility for unemployment compensation.

7.   The parties will use reasonable efforts, to keep the terms of this Agreement confidential. Employee may disclose the terms of this Agreement to his immediate family. Employer may disclose the terms of this Agreement to its officers and managers. Either party may disclose the terms of this Agreement to their respective attorneys, accountants, financial advisers, auditors, or similar advisors, or in response to government requests. Third persons informed of the terms of this Agreement shall in turn be advised of this confidentiality provision and requested to maintain such confidentiality.

8.   Employee agrees not to make disparaging or derogatory remarks about Employer, its products, employees, officers, agents or any person or company related thereto. The officers of Employer similarly agree that they will not make any disparaging or derogatory comments about Employee.

9.   In exchange for the consideration granted under this Agreement, which is in addition to the benefits Employee is otherwise entitled to receive, Employee and his successors and assigns forever release and discharge employer, any of Employer’s parent, subsidiary or related companies, any Employer-sponsored employee benefit plans in which Employee participates, or was participating in, (collectively the “Plans”) and all of their respective officers, members, managers, partners, directors, trustee, agents, employees, and all of their successors and assigns (collectively “Releasees”) from any and all claims, actions, causes of action, rights, or damages, including costs and attorneys’ fees (collectively “Claims”) which Employee may have arising out of his employment, on behalf of himself, known, unknown, or later discovered which arose prior to the date Employee signs this Agreement. This release includes but is not limited to, any Claims under the Employment Agreement, any local, state, or federal laws prohibiting discrimination in employment, including without limitation the Civil Rights Acts, or the Oregon State Law Against Discrimination, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or Claims under the Employee Retirement Income Security Act, or Claims alleging any legal restriction on Employer’s right to terminate its employees, any Claims Employee has relating to his rights to or against any of the Plans, or personal injury Claims, including without limitation wrongful discharge, breach of contract, defamation, tortuous interference with business expectancy, constructive discharge, or infliction of emotional distress. Employee represents that he has not filed any Claim against Employer or its Releasees, and that he will not do so at any time in the future concerning Claims released in this Agreement.

10. By signing this Agreement, Employee affirmatively represents that he has not filed any claim against Employer or any of its Releasees, and is affirming that he will not file any claim released in this Agreement in the future. Employee will not, however, be prohibited from filing a claim to enforce the terms of this Agreement. In addition, to the extent required by law, Employee is not prohibited from filing or participating in an administrative claim with the Equal Employment Opportunity Commission (“EEOC”), but because Employee is receiving severance under this Agreement he waives any right to receive monetary relief as a result of any EEOC proceeding or subsequent individual or EEOC lawsuits.

11. As a material inducement for Employee to enter into this Agreement and in exchange for the benefits Employee has given Employer under this Agreement, Employer and its successors and assigns forever release and discharge Employee, and any of his heirs, successors, and assigns (collectively, “Releasees”) from any and all employment-related claims, actions, causes of action, rights, or damages, including attorneys’ fees (collectively “Claims”) which Employer may have, known, unknown, or later discovered, which arose prior to the date Employer signs this Agreement. Employer represents that it has not filed any Claims against Employee or his Releases, and that it will not do so at any time in the future concerning Claims released in this Agreement, provided, however, that this will not limit Employer from filing a Claim to enforce the terms of this Agreement.

12. Employee understands and acknowledges the significance and consequences of this Agreement, that it is voluntary, that it has not been given as a result of any coercion, and expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims. Employee was hereby advised of his right to seek the advice of an attorney prior to signing this Agreement. Employee acknowledges that he has signed this Agreement only after full reflection and analysis. Although he is free to sign this Agreement before then, Employee acknowledges he was given at least 21 days after receipt of this document in which to consider it and seven days after signing it to revoke it (“the Consideration Period”). Employee may revoke this Agreement seven (7) days after signing it and forfeit all benefits described in paragraph 2 of this Agreement by sending written notice of his intent to revoke to: Beth Chamblin at 4575 SW Research Way, #200, Corvallis, OR 97333. Employee and Employer agree that any changes made to this Agreement during the Consideration Period as a result of negotiations between the parties does not restart the running of the Consideration Period.

13. This Agreement shall not be construed as an admission by Employer that it acted wrongfully with respect to Employee.

14. If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

15. This Agreement represents and contains the entire understanding between the parties in connection with its subject matter. All other prior written or oral agreements or understandings are merged into and superseded by this Agreement. Employee acknowledges that in signing this Agreement, he has not relied upon any representation or statement not set forth in this Agreement made by Employer or any of its representatives.

16. If any suit or action is filed by either party to enforce this Agreement or otherwise with respect to the subject matter hereof, the prevailing party shall be entitled to recover reasonable attorney fees incurred in preparation or in prosecution or defense of such suit or action as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorney fees as fixed by the appellate court.

17. This Agreement is made and shall be construed and performed under the laws of the State of Oregon.

DATED this 21 day of October, 2008.		DATED this 19th day of October, 2008.
AVI BioPharma Inc.

By:	Dr.L.Hudson	/s/ Peter O’Hanley
Its	President & CEO	Peter O’Hanley